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                                                                   EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

         In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. Per-Se Technologies, Inc. intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

         "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain because they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Per-Se Technologies, Inc. We undertake no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements to reflect future developments. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

         We are providing the following risk factor disclosure in connection with our continuing effort to qualify our written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Form 10-Q to which this statement is appended as an exhibit and also include the following:

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

         We have a significant amount of indebtedness and, as a result, significant obligations to make payments on our debt. If we are unable to make the required debt payments, we could be required to reduce or delay capital expenditures, sell certain of our assets, restructure or refinance our indebtedness, or seek additional equity capital. Our ability to make payments on our debt obligations will depend on our future operating performance, which will be affected by certain conditions that are beyond our control.

         Our substantial indebtedness could have important consequences to our financial performance. For example:

- our ability to obtain additional financing in the future may be impaired;

- if a substantial portion of our cash flow from operations is dedicated to the payment of debt, we may have reduced funds available for operations;

- the terms of our existing debt places restrictions on us, including our ability to incur additional debt or pay dividends; and

- we may be more leveraged than our competitors, which may limit our flexibility to respond to changes in the marketplace and may place us at a competitive disadvantage.

WE ARE SUBJECT TO ONGOING LITIGATION AND A GOVERNMENT INVESTIGATION WHICH MAY ADVERSELY AFFECT OUR BUSINESS.


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         We are involved in several lawsuits which may expose us to material loss contingencies. These lawsuits include, but are not limited to, claims brought by former shareholders of companies that we acquired. We have also received written demands from customers and former customers that have not yet resulted in legal action and may receive demands with respect to the operation of our business and actions we have taken, including modifications made to a computerized coding tool to assist in healthcare reimbursement used by one of our subsidiaries and the transition from the computerized coding tool to manual coding. We are also subject to a formal, non-public investigation by the Securities and Exchange Commission into, among other things, trading and other issues relating to restatements of our financial statements.

         We may not be able to successfully defend any of these lawsuits. In addition, other lawsuits may be filed and other governmental investigations may be commenced against us. Existing or new lawsuits or new government investigations could have a material adverse effect on us. The ongoing governmental investigation against us may result in significant fines, damages or other penalties and the Commission could require further restatements of our financial statements. The investigation could have a material adverse effect on us. Also, in the event of an adverse outcome with respect to pending lawsuits, there is the risk that our insurance coverage may not fully cover any damages assessed against us. The litigation with which we are involved (as well as future litigation) could have a disruptive effect upon the operations of the business and consume the time and attention of our senior management.

WE HAVE INCURRED SIGNIFICANT LOSSES IN RECENT YEARS.

         We had losses in each of 1995, 1996, 1997, 1998 and 1999. Most of these losses result from restructuring and other charges, litigation settlements, intangible asset impairment and acquisition costs. We cannot assure you when or if we will become profitable in the future.

WE HAVE SUFFERED SIGNIFICANT SETBACKS IN RECENT YEARS AND MAY NOT BE ABLE TO TURNAROUND SUCCESSFULLY.

We have suffered several setbacks in recent years, including:

-        government investigations;

-        the failure successfully to integrate acquired companies;

- restatements of our 1994, 1995, 1996 and interim 1997 financial statements;

- the discontinuance of the operations of one of the businesses we acquired;

-        the abandonment of an extensive reengineering program that failed;

-        a steep drop in the price of our common stock; and

-        the filing of various lawsuits and claims against us.

         As a result of these setbacks, we have been operating in what is commonly described as a "turnaround" situation. In addition to risks associated with "turnaround" situations, we face certain challenges more specific to our operations, including:

-        successfully integrating acquired companies;

- shifting our strategic focus from acquiring compatible businesses to running our existing businesses efficiently and profitably;



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-        managing our customers' perceptions of our continued viability and focusing on customer service;

-        combating employee turnover;

-        reducing costs and increasing efficiencies; and

- reevaluating the efficiency of our operations following our abandonment of the reengineering initiative in 1996.

WE MAY NOT BE ABLE TO KEEP UP WITH CHANGES IN OUR INDUSTRY.

         The markets for our software products and services are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. We may not be able to keep pace with changes in our industry. Our success depends in part upon our ability to:

-        enhance our existing products and services;

-        introduce new products and services quickly and cost effectively;

-        achieve market acceptance for new products and services; and

- respond to emerging industry standards and other technological changes.

     Also, our competitors may develop competitive products that could adversely affect our operating results. In addition, it is possible that:

- we will be unsuccessful in refining, enhancing and developing our software and billing systems going forward;

- the costs associated with refining, enhancing and developing our software and systems may increase significantly in the future; or

- our existing software and technology will become obsolete as a result of ongoing technological developments in the marketplace.

WE COULD LOSE CERTAIN CUSTOMERS IF WE ARE NOT SUCCESSFUL ON SEVERAL MAJOR CLIENT PROJECTS.

         Our client/server information technology business involves projects designed to reengineer customer operations through the strategic use of imaging, client/server and other advanced technologies. Failure to meet our customers' expectations with respect to a major project could have the following consequences:

-        damage our reputation and standing in this marketplace;

- impairment of our ability to attract new client/server information technology business;

-        the payment of damages to a customer; and

- the inability to collect for services already performed on the project.

WE MAY INCUR ADDITIONAL COSTS BECAUSE OF POTENTIAL "YEAR 2000" PROBLEMS.

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the


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century. If not corrected, many computer applications could fail or create erroneous results as we approach or when we reach the Year 2000.

         We have undertaken an assessment of our Year 2000 issues. We have identified some older computer systems that we will replace with more efficient processing systems, rather than attempting to make all these older systems Year 2000 compliant. Until we have replaced all these older systems, we cannot be sure that our efforts to address Year 2000 issues are appropriate, adequate or complete. In addition, we cannot be sure that we have identified all Year 2000 problems in the computer systems of our customers, vendors or resellers, or that we will be able to successfully remedy any future problems that are discovered.

         As a result of Year 2000 issues and the replacement of older computer systems, we may suffer the following consequences:

- we may incur a significant amount of additional expenses to remedy Year 2000 issues and we may experience a significant loss of revenues;

- our existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in our revenue; and

- our failure to identify and remedy all Year 2000 problems could put us at a competitive disadvantage relative to companies that have corrected such problems.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH OTHER MANAGEMENT SERVICES COMPANIES.

         The medical management services business is highly competitive. We compete with national and regional physician and hospital reimbursement organizations and collection businesses, national information and data processing organizations, and physician groups and hospitals that provide their own business management services. We are uncertain whether we can continue to compete successfully with all of these competitors.

         Potential industry and market changes that could adversely affect our ability to compete for billing and collection business include:

- an increase in the number of managed care providers compared to fee-for-service providers; and

- new alliances between healthcare providers and third-party payors in which healthcare providers are employed by such third-party payors.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH OTHER INFORMATION TECHNOLOGY COMPANIES.

         The business of providing application software, information technology and consulting services is also highly competitive. We compete with national and regional companies in this regard. Certain of our competitors have longer operating histories and greater financial, technical and marketing resources than we do. We are uncertain whether we can continue to compete successfully with these competitors.

OUR REVENUE AND OPERATIONS MAY BE ADVERSELY AFFECTED BY PRICING PRESSURES WHICH ADVERSELY AFFECT OUR CUSTOMERS.

         We believe that the revenue growth rate experienced by our healthcare clients continues to be adversely affected by managed care pricing and declining government reimbursement levels. At the same time, the process of submitting healthcare claims for reimbursement to third-party payors in accordance with applicable industry and regulatory standards grows in complexity and cost. We believe that these


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trends have adversely affected and could continue to adversely affect our customers' revenues and profitability and, therefore, adversely affect us too.

CHANGES IN THE HEALTHCARE MARKETPLACE MAY DECREASE DEMAND FOR OUR BILLING SERVICES.

         In general, consolidation initiatives in the healthcare marketplace may result in fewer potential customers for our services. Some of these types of initiatives include:

-        employer initiatives such as creating purchasing cooperatives, like
         HMOs;

- provider initiatives, such as risk-sharing among healthcare providers and managed care companies through capitated contracts; and

- integration among hospitals and physicians into comprehensive delivery systems.

         We believe that the continued consolidation of management and billing services through integrated delivery systems could result in a decrease in demand for our billing and collection services for particular physician practices.

FUTURE INVESTIGATIONS OF HEALTHCARE BILLING AND COLLECTION PRACTICES MAY ADVERSELY AFFECT OUR BUSINESS.

         Our medical billing and collection activities are governed by numerous federal and state civil and criminal laws. Federal and state regulators increasingly use these laws to investigate healthcare providers and companies, like us, that provide billing and collection services. In connection with these laws:

- we may be subjected to federal or state government investigation and possible civil or criminal fines;

-        we may ultimately be required to defend a false claims action;

-        we may be sued by private payors; or

- we may be excluded from Medicare, Medicaid and/or other government funded healthcare programs.

         We have been the subject of several federal investigations, and we may become the subject of false claims litigation or additional investigations relating to our billing and collection activities. Any such proceeding or investigation could have a material adverse effect on our business.

         The ownership and operation of hospitals is also subject to comprehensive regulation by federal and state governments which may adversely affect hospital reimbursement. This regulation could have an adverse effect on the operations of hospitals in general, and consequently reduce the amount of our revenues related to hospital clients. Current or future government regulations or healthcare reform measures may have a material adverse effect upon our business.

OUR STOCK PRICE HAS BEEN VOLATILE AND COULD CONTINUE TO FLUCTUATE
SUBSTANTIALLY.

         Our common stock is listed on the Nasdaq National Market. The market price of our common stock has been volatile and could fluctuate substantially, based on a variety of factors, including the following:

-        announcements relating to governmental investigations;

-        our liquidity and financial resources;


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-        our divestiture of businesses;

-        the status of lawsuits or other demands;

-        healthcare reform measures;

-        quarter-to-quarter and year-to-year variations in financial results;
         and

- failure to continue to meet Nasdaq National Market listing requirements.

         Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations and general economic, political and market conditions may adversely affect the market price of our common stock.

LISTING ON NASDAQ NATIONAL MARKET.

         Our common stock is currently traded on the Nasdaq National Market. Nasdaq has notified us that we are out of compliance with the Nasdaq National Market's continued listing requirements of a minimum bid price of $5.00 or net tangible assets of $4 million. Nasdaq has notified us that our situation is being reviewed, and that a decision by Nasdaq is likely to be issued in December 1999. We expect that we have until that time to:

-        meet the requirements;

-        file an appeal with Nasdaq; or

- make an application to have our common stock traded on the Nasdaq SmallCap Market or other exchange.

         We have formulated plans, including a possible reverse stock split, that we could implement to avoid a change in our Nasdaq National Market listing.

         In addition, since we currently meet all listing requirements for the Nasdaq SmallCap Market, we are prepared to make an application for listing of our common stock on that market, if necessary.

         There can be no assurance that we will be able to implement these plans successfully. If our stock price does not otherwise regain compliance with the Nasdaq National Market requirements then our common stock could potentially be de-listed from the Nasdaq National Market depending upon our ability to implement certain of these plans. In that event, our common stock would then be traded in the over-the-counter market. Such a result could adversely impact the liquidity of our common stock.